Exhibit 10.1

August 5, 2014

Rajiv Patni, MD

Dear Rajiv,

Ocera Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.                                      Position.  Your title will be Chief Development Officer, reporting to Linda Grais, CEO. This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.                                      Cash Compensation.  The Company will pay you a starting salary at the rate of $385,000 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  You will also be eligible for an annual cash bonus at a target percentage of forty percent (40%) maximum of your base wages received for the year based upon achievement of predefined performance objectives and corporate accomplishments, provided you are employed on the bonus pay-out date, and pro-rated for your initial partial year of employment. In addition, you will receive a sign on bonus of $25,000 in your first paycheck.

3.                                      Equity.  The Company will award you 250,000 options for the purchase of Ocera common stock upon approval by the Board of Directors, which will be priced at the market closing price on the date of grant. These options will vest over a four year period such that one-fourth of the options will vest on the first anniversary of your employment and the remaining options will vest monthly over the following three years. Vesting will commence upon the start of your employment. In addition, you will be awarded two performance-based grants of 20,000 options each, which will vest upon achievement of specific goals, as follows: The first grant of 20,000 options will fully vest if 70 patients are enrolled in the STOP-HE trial by December 31, 2014.  The second grant of 20,000 options will fully vest if 140 patients are enrolled in the STOP-HE trial by June 30, 2015.

3.                                      Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, which currently include medical insurance, dental insurance, short and long-term disability and a 401(k) plan. In addition, you will be entitled to paid vacation in accordance with the Company’s prevailing vacation policy, which may change from time to time.

Ocera Therapeutics, Inc.	525 University Ave, Suite 610	Palo Alto, CA 94301	T:650.475.0148

4.                                      Termination.  Your employment will be “at will,” meaning that the Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice by giving written notice of such termination, subject to the provisions stated herein.  Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason.  The “at will” nature of your employment relationship may not be modified except by a written agreement signed by the CEO.

(a)                                 Compensation Upon Termination By The Company Without Cause.  If the Company terminates your employment without Cause, then the Company shall pay your base salary and accrued and unused vacation earned through the date of termination.  In addition, subject to the requirements of Section 6(b) below, the Company shall provide you with the following severance benefits:

(i)                                    Salary Continuation.  The Company shall continue to pay your base salary as in effect on the date of termination until the end of the six month period following the termination of your employment.  Such severance payments shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices.

(ii)                                COBRA Coverage.  Provided that you timely elect COBRA (or Cal-COBRA, as applicable) health insurance continuation coverage, the Company shall pay such premiums on your behalf until the end of the six month period following the termination of your employment.

(iii)                            Accelerated Option Vesting. Vesting of your options shall be accelerated such that as of the effective date of your termination of employment you will be deemed vested in the same number of shares as if you had completed an additional 6 months of employment with the Company pursuant to this Agreement.

5.                                      Confidentiality and Proprietary Rights Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidentiality Agreement and Employee Innovations & Proprietary Rights Assignment Agreement, a copy of which is attached hereto as Exhibit A.

6.                                      Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time at the Company’s option, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.                                      Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.                                      Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

9.                                      Immigration Law Compliance/Reference Check.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  The Company also reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

Rajiv, the Board and I believe you can make a major contribution to Ocera’s long term success, and we hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating a copy of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on August 6, 2014.  Your employment is also contingent upon your starting work with the Company on a mutually agreed upon timeframe.

Sincerely,

/s/ Linda Grais

Linda Grais
CEO

I have read and accept this employment offer:

/s/ Rajiv Patni
Signature

Dated:  August 5, 2014

Start Date: September 2, 2014

Attachment

Exhibit A:  Confidentiality Agreement and Employee Innovations & Proprietary Rights Assignment Agreement

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Ocera Therapeutics, Inc. (the “Company”) and I (                  ) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.                                      I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company.  I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company.  Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.                                      Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company.  Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment.  I hereby make all assignments necessary to accomplish the foregoing.  I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.  If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.                                      To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto.  I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.                                      I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.”  I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information.  However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine.  Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement.  I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages, and whether or not password-protected) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.                                      Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6.                                      I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.                                      I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause.  In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement.  However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.                                      I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future

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employer or potential employer of mine.  My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9.                                      Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.  I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

, 20	Employee

Signature

Name (Printed)

Accepted and Agreed to:

Ocera Therapeutics, Inc.

By

Name

Title

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APPENDIX A

California Labor Code Section 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)                                 Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)                                 Result from any work performed by the employee for his employer.

(b)                                 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER